ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               MORTGAGE.com, INC.
                (Changing Corporate Name to MDCM Holdings, Inc.)

         Pursuant to Sections 607.1001, 607.1003 and 607.1006, Florida
Business Corporation Act, the following provisions of the Articles of Incorporation of Mortgage.com, Inc., a Florida corporation, incorporated September 3, 1993 and assigned document number P93000061901, be and they hereby are amended in the following particulars:

         1.   The name of the corporation is Mortgage.com, Inc.

         2. Article 1, Section 1.1 is hereby amended to read in its entirety as follows:

              (a) Section 1.1 Name. The name of the corporation is MDCM Holdings, Inc. (the "Corporation").

         3. The foregoing amendment was approved by unanimous written consent of the Board of Directors of the Corporation effective November 30, 2000 and approved by written consent of holders of a majority of the Corporation's outstanding common stock on December 29, 2000. The only voting group entitled to vote on the amendment was the holders of the Corporation's common stock and the number of votes cast by such voting group was sufficient for approval by that group.

         IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of this corporation has executed these Articles of Amendment this 29th day of December, 2000.



                                       /s/ Seth S. Werner
                                       -----------------------------------------
                                       Seth S. Werner, President and Chief
                                       Executive Officer